Prudential Institutional Money Market Fund, Inc.
(formerly Prudential Institutional Liquidity Portfolio,
Inc.)
Gateway Center Three
100 Mulberry Street, 9th Floor
Newark, NJ 07102-4077



			June 21, 2010

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re:   Rule 24f-2 Notice for Prudential Institutional Money Market
Fund, Inc. (formerly Prudential Institutional Liquidity Portfolio,
Inc.)


		File Nos. 033-17224and 811-05336

On behalf of the Prudential Institutional Money Market Fund, Inc. (formerly Prudential Institutional Liquidity Portfolio, Inc.) enclosed for filing under the Investment Company Act of 1940 is one copy of the Rule 24f-2 Notice. This document has been filed using the EDGAR system. Should you have any questions, please contact me at (973) 367-7503.

Very truly yours,

						/s/ Grace C. Torres
					            Grace C. Torres
						Treasurer